CREDIT AGREEMENT

         THIS CREDIT AGREEMENT ("Agreement") is entered into as of February 1, 1998, by and between DAY RUNNER, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                     RECITAL

         Borrower has requested from Bank the credit accommodation described below, and Bank has agreed to provide said credit accommodation to Borrower on the terms and conditions contained herein.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                    ARTICLE I
                                   THE CREDIT


         SECTION 1.1.      LINE OF CREDIT.

         (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including February 1, 2000, not to exceed at any time the aggregate principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital and general corporate purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

         (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue commercial or standby letters of credit for the account of Borrower to finance the importation of inventory, to support "Subsidiaries" (as defined below), to finance "Leveraged Acquisitions" (as defined below) and for general corporate purposes (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion; and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit including all Letters of Credit issued in connection with Leveraged Acquisitions shall not at any time exceed Ten Million and No/100 Dollars ($10,000,000.00). Each commercial Letter of Credit shall be issued for a term not to exceed one hundred eighty
(180) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than ninety (90) days beyond the maturity date of the Line of Credit. The undrawn amount of all outstanding Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any draft is paid by Bank, then Borrower shall



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immediately  pay to Bank the full amount of such draft,  together  with interest thereon from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any such draft.

         (c) Leveraged Acquisition Subfeature. As a subfeature under the Line of Credit, Bank hereby agrees to make advances to, and issue Letters of Credit for, Borrower from time to time for Leveraged Acquisitions, not to exceed at any time the aggregate principal amount of Five Million and No/100 Dollars
($5,000,000.00). For purposes hereof, the following terms shall have the meanings set forth below:

                (i) "Leveraged Acquisition" shall mean an Acquisition with respect to which (A) all or a portion of the purchase price shall be paid with proceeds of one or more advances under the Line of Credit or otherwise supported with the issuance of a Letter of Credit and (B) the following conditions, as applicable, shall have been satisfied prior to, or concurrently with, the making of any such advance or the issuance of any such Letter of Credit, as the context may require:

                           (1) The Target is engaged in the same or related business industry as Borrower;

                           (2) The purchase price of the assets of the Target acquired in such Acquisition shall not exceed twenty-five percent (25%) of the value of the total assets of Borrower and its Subsidiaries as reflected in Borrower's most recent consolidated financial statements delivered to Bank;

                           (3) Borrower shall have delivered to Bank within thirty (30) days of the expected closing date of such Acquisition, two
         (2) years of historical financial statements for the Target and a pro forma consolidated financial statement of Borrower giving effect to such Acquisition;

                           (4) No Event of Default or act, condition or event which with the passage of time, the giving of notice, or both, would constitute an Event of Default (a "Potential Event of Default"), shall have occurred and be in effect as of the date of the Acquisition, nor, after giving effect to such Acquisition shall any Event of Default or Potential Event of Default occur; and

                           (5) If the proposed Acquisition involves the purchase
         of an equity interest in the Target (rather than an asset purchase), Borrower shall have provided to Bank within thirty (30) days of the expected closing date of such Acquisition, such other information regarding the Target's off-balance sheet liabilities (including without limitation such things as operating leases, ERISA liabilities, litigation matters, environmental hazardous materials matters and the like) and Bank shall be reasonably satisfied, from the perspective of a secured lender, with the contents of such information.

               (ii) "Acquisition" shall mean any transaction, or any series of related transactions, by which Borrower or any Subsidiary directly or indirectly (A) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, or corporation (or division thereof) engaged in an ongoing business, whether through purchase of assets, merger or otherwise); (B) acquires control of at least a majority of the securities which have ordinary voting power for the election of directors of a corporation engaged in an ongoing business, or (C) acquires control of a fifty percent (50%) or more ownership interest in any limited liability company, partnership or joint venture engaged in an ongoing business. For purposes of the foregoing, "Target" shall mean any such firm, partnership, joint venture, limited liability company or corporation (or division thereof).

              (iii) "Subsidiary" shall mean, as of any date of determination and with respect to Borrower, any corporation, partnership or limited liability company (whether or not, in any such case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which the majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of happening of a contingency) are at the time beneficially owned by Borrower and/or one or more Subsidiaries of Borrower, or (b) in the case of a partnership or limited liability company, of which a majority of the partnership or other ownership interests are at the time beneficially owned by Borrower and/or one or more Subsidiaries of Borrower.

         (d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note.

         (e) Optional Termination of Line of Credit. Following the occurrence of a "Change in Control" (as defined below), Bank may in its sole and absolute discretion elect, during the sixty (60) day period immediately subsequent to the later of (i) such occurrence or (ii) the earlier of (A) receipt of Borrower's written notice to Bank of such occurrence, or (B) if no such notice has been received by Bank, the date upon which Bank has actual knowledge thereof, to terminate the Line of Credit in which case the Line of Credit shall be terminated effective on the date which is thirty (30) days subsequent to written notice from Bank to Borrower thereof. Upon any such termination date, all amounts due under the Line of Credit shall be immediately due and payable. For purposes hereof, "Change in Control" shall mean (x) any transaction or series of related transactions in which any "Unrelated Person" (as defined below) or two or more Unrelated Persons acting in concert acquire after the date hereof beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended) directly or indirectly, of thirty percent (30%) or more of the outstanding voting stock of Borrower, (y) two (2) individuals who, as of the date hereof, were members of Borrower's board of directors, cease for any reason to continue to be members of Borrower's board of directors; or (z) any event or circumstance constituting a "change in control" or other similar occurrence under documentation evidencing or governing any indebtedness of Borrower of $5,000,000.00 or more which results in an obligation of Borrower to repay, purchase, offer to purchase, redeem or defease all or a portion of such indebtedness. For purposes hereof, the term "Unrelated Person" means any person or entity other than (1) an employee stock ownership plan or other employee benefit plan covering employees of Borrower and its Subsidiaries or (2) any person who is a member of the Board of Directors of Borrower as of the date of this Agreement or any affiliate of any such member.


         SECTION 1.2.      INTEREST/FEES.

         (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

         (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note.

         (c) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

         SECTION 1.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under the Line of Credit by charging Borrower's demand deposit account number 4600171748 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES


         Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

         SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

         SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Line of Credit Note, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

         SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

         SECTION 2.4. LITIGATION. Except as set forth in Schedule 2.4 to this Agreement (as amended, modified or supplemented from time to time), there are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower.



          SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated December 31, 1997, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor, except as disclosed in Schedule 2.5 (as amended, modified or supplemented from time to time) or as permitted by this Agreement (including without limitation Section 5.9), has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties.

         SECTION 2.6. INCOME TAX RETURNS. Except as disclosed in Schedule 2.6 (as amended, modified or supplemented from time to time), Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

         SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower except for such matters disclosed by Borrower to Bank in writing prior to the date hereof.

         SECTION  2.8.  PERMITS,   FRANCHISES.   Borrower  possesses,  and  will
hereafter possess, all material permits, memberships, consents, approvals, franchises, contracts and licenses required and all material trademark rights, trade names, trade name rights, patents, patent rights and material fictitious name rights, necessary to enable it to conduct the business in which it is now engaged without conflict with the rights of others.

         SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

         SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money or any purchase money obligation that exceeds the principal amount of $100,000. Further, Borrower is not in default under any other material lease, commitment, contract, instrument or obligation where such default would have a material adverse effect on Borrower's financial condition or operations..

         SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower, to the best of its knowledge, is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To the best of Borrower's knowledge, none of the operations of Borrower or its Subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. None of Borrower or its Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.


                                   ARTICLE III
                                   CONDITIONS


         SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant the initial extension of any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

         (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be reasonably satisfactory to Bank's counsel.

         (b) Documentation. Bank shall have received, in form and substance reasonably satisfactory to Bank, each of the following, duly executed:

                (i)       This Agreement and the Line of Credit Note;

               (ii) Letter of Credit Agreement and related Letter of Credit documentation;

              (iii) Such documentation as Bank may reasonably require to establish the due organization, valid existence and good standing of Borrower, its qualifications to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a party, the identity, authority and capacity of each responsible official thereof authorized to act on its behalf, including, without limitation, copies of its certificate of incorporation and amendments thereto certified by the Delaware Secretary of State, bylaws and amendments thereto certified by a responsible official of such party, certificates of good standing and/or qualification to engage in business, certified copies of corporate resolutions, incumbency certificates, certificates of responsible officials, and the like; and

               (iv) Such other documents as Bank may require under any other Section of this Agreement.

         (c) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, covering risks, in amounts, issued by companies and in form and substance satisfactory to Bank.

         (d) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and its Subsidiaries taken as a whole.

         SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

         (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no Potential Event of Default, shall have occurred and be continuing or shall exist.

         (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.


                                   ARTICLE IV
                              AFFIRMATIVE COVENANTS


         Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

         SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay the interest and principal on each of the Loan Documents requiring any such payments at the times and place and in the manner specified therein, and any fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified herein.

         SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit, and cause any Subsidiary of Borrower to permit, any representative of Bank, at any reasonable time and upon three (3) days' prior notice (unless a Potential Event of Default or Event of Default shall have occurred and be continuing, in which case no such notice shall be required), to inspect, audit and examine its books and records, to make copies of the same, and to inspect the properties of Borrower and the properties of any Subsidiary of Borrower.

         SECTION 4.3.FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

         (a) (i) not later than 120 days after and as of the end of each fiscal year, (A) an audited consolidated financial statement of Borrower and its Subsidiaries, prepared by a recognized independent accounting firm, to include a consolidated balance sheet and consolidated statements of income, retained earnings and cash flow, and (B) copies of the financial statements of each Subsidiary (prepared by such Subsidiary) provided to the accounting firm referenced in clause (A) above for the purpose of preparing the consolidated financial statement described above, and (ii) within 10 days after filing, but in no event later than 120 days after the end of each fiscal year, a copy of Borrower's annual 10-K report for such year;

         (b) not later than 55 days after and as of the end of each fiscal quarter, a consolidated financial statement of Borrower and its Subsidiaries, prepared by a senior financial officer of Borrower, to include a consolidated balance sheet and consolidated statements of income, retained earnings and cash flow; and within 10 days after filing, but in no event later than 55 days after the end of each fiscal quarter, a copy of Borrower's quarterly 10-Q report for such quarter;

         (c) not later than 90 days after the end of each fiscal year, an annual projection for Borrower's next succeeding fiscal year, to include forecasted balance sheets and profit and loss statements for each fiscal quarter of such fiscal year;

         (d) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of a senior financial officer of Borrower that said financial statements are accurate and that, to the best knowledge of such officer, there exists no Event of Default nor any Potential Event of Default, together with calculations confirming Borrower's compliance with all financial covenants contained in this Agreement; and

         (e) from time to time such other information as Bank may reasonably request.

         SECTION 4.4. COMPLIANCE. Preserve and maintain, and cause each Subsidiary of Borrower to preserve and maintain, all material licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; conduct, and cause each Subsidiary of Borrower to conduct, its business in an orderly and regular manner; and comply, and cause each Subsidiary of Borrower to comply, with the provisions of all documents pursuant to which Borrower or such Subsidiary is organized and/or which govern Borrower's or such Subsidiary's continued existence and comply in all material respects, and cause each Subsidiary of Borrower to comply in all material respects, with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or its business or to any such Subsidiary or its business.

         SECTION 4.5. INSURANCE. Maintain and keep in force, and cause each Subsidiary of Borrower to maintain and keep in force, insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower or any such Subsidiary, including but not limited to fire, extended coverage, public liability, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

         SECTION 4.6. FACILITIES. Keep, and cause each Subsidiary of Borrower to keep, all its properties useful or necessary to its business in good repair and condition, and from time to time make, and cause each Subsidiary of Borrower to make, necessary repairs, renewals and replacements thereto so that Borrower's properties and the properties of any such Subsidiary shall be fully and efficiently preserved and maintained; provided, however, that nothing herein shall require Borrower or any such Subsidiary to maintain any property or assets in good working order or repair if such property or assets are obsolete, surplus, or unfit for use, or cannot be used advantageously in the conduct of its business.

         SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due, and cause such Subsidiary of Borrower to pay and discharge when due, any and all indebtedness, obligations, assessments and taxes, both real or personal and including federal and state income taxes, except such as Borrower or any such Subsidiary may in good faith contest or as to which a bona fide dispute may arise, provided Borrower and/or such Subsidiary has established such reserves as may be required by generally accepted accounting principles for eventual payment thereof in the event that it is found that the same is an obligation of Borrower or any such Subsidiary.

         SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary of Borrower with a claim in excess of $300,000.00.

         SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition on a consolidated basis as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending December 31, 1997:

         (a) Current Ratio not at any time less than 1.50 to 1.00, with "Current Ratio" defined as total current assets divided by total current liabilities. For purposes of the foregoing, the aggregate outstanding balance of advances on the Line of Credit shall be deemed "current liabilities."

         (b) Tangible Net Worth not at any time less than $40,000,000, from and including the fiscal quarter ended September 30, 1997, increasing to not less than $45,000,000 at any time from and including June 30, 1998, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less the aggregate of any treasury stock, any intangible assets and any obligations due from stockholders, employees and/or affiliates.

         (c) Funded Debt to EBITDA Ratio not at any time greater than 1.50 to 1.00, with "Funded Debt to EBITDA Ratio" calculated as of the end of each fiscal quarter and defined as the ratio of "Funded Debt" (as defined below) as of such determination date, divided by "EBITDA" (as defined below) for the four fiscal quarter period ending as of the date of determination. For purposes hereof, "Funded Debt" shall mean, as of any date of determination, (i) all obligations of Borrower and its Subsidiaries for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of Borrower and its Subsidiaries under any conditional sale agreements relating to property purchased by Borrower or any of its Subsidiaries, (iii) all capital and synthetic lease obligations of Borrower and its Subsidiaries, (iv) all obligations of Borrower and its Subsidiaries under letters of credit issued and outstanding for the account of Borrower or any such Subsidiary, whether or not drawn, (v) all obligations of Borrower and its Subsidiaries under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise insure a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, and (vi) all current or past due liabilities of Borrower and its Subsidiaries in respect of unfunded vested benefits under Plans covered by Title IV of ERISA. For purposes hereof, "EBITDA" shall mean, net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

         SECTION 4.10. NOTICE TO BANK.  Promptly (but in no event more than five
(5) days after the discovery of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any Potential Event of Default; (b) any change in the name or the legal form of organization of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property in excess of an aggregate of $5,000,000.00.

         SECTION 4.11. PLEDGE OF STOCK OF SUBSIDIARIES. In the event that at any time the aggregate net sales of Borrower's Subsidiaries (as reflected in the financial statements described in Section 4.3(a)) shall equal or exceed fifteen percent (15%) of the consolidated gross revenues of Borrower and its Subsidiaries, pledge and grant to Bank a security interest in and to all then existing and thereafter acquired "Pledged Collateral" (as defined below). For purposes of the foregoing, "Pledged Collateral" means, collectively, the certificates evidencing (i) all of the shares of capital stock or other equity interest held by Borrower (or any Subsidiary of Borrower) in all

Subsidiaries of Borrower that are not "Foreign Subsidiaries" (as defined below) and (b) to the extent owned by Borrower (or any Subsidiary of Borrower), sixty-five percent (65%) of the shares of capital stock or other equity interest in all Foreign Subsidiaries. For purposes of the foregoing, "Foreign Subsidiary" means any Subsidiary of Borrower organized under the laws of a country other than the United States of America. All of the foregoing shall be evidenced by and subject to the terms of such pledge agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance reasonably satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses reasonably incurred by Bank in connection with any of the foregoing security, including without limitation, filing fees.


                                    ARTICLE V
                               NEGATIVE COVENANTS


         Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower, without Bank's prior written consent, will not, and will not permit or cause any of its Subsidiaries to (either individually, or on a consolidated basis, as the case may be):

         SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

         SECTION 5.2. CAPITAL  EXPENDITURES.  Make any additional  investment in
(a) "Maintenance Fixed Assets" (as defined below) in any fiscal year in excess of an aggregate principal amount of $8,000,000 and (b) "Acquisition Related Fixed Assets" in any fiscal year in excess of an aggregate principal amount of $8,000,000, with "Maintenance Fixed Assets" defined as fixed assets that are required to replace or upgrade existing fixed assets and "Acquisition Related Fixed Assets" defined as fixed assets required in completing a new Acquisition that, at the time thereof, were not included in the purchase price for such Acquisition.

         SECTION 5.3. LEASE EXPENDITURES. Permit rentals and other scheduled payment obligations due under leases of real or personal property to exceed $5,000,000 in the aggregate for any one fiscal year.

         SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank,
(b) any other  liabilities of Borrower  existing as of, and disclosed to Bank in
Schedule 5.4 prior to, the date hereof, (c) purchase money indebtedness of Borrower incurred in connection with the acquisition of assets permitted under this Agreement in an aggregate amount not to exceed $10,000,000 from and after the date of this Agreement and (d) indebtedness of Subsidiaries in an aggregate amount not to exceed $3,500,000 from and after the date of this Agreement.

         SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity (other than mergers of one Subsidiary into another Subsidiary or of any Subsidiary into and with Borrower, with Borrower as the surviving corporation); make any substantial change in the nature of Borrower's business as conducted as of the date hereof; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's or any Subsidiary's assets except in the ordinary course of its business.

         SECTION 5.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any Subsidiary thereof as security for, any liabilities or obligations of any other person or entity, except (a) any of the foregoing in favor of Bank, (b) unsecured guaranties by Borrower of any Subsidiary's indebtedness or lease obligations so long as any such guarantied indebtedness or lease obligation, as the case may be, is permitted under Section 5.4(d) or Section 5.3, respectively.

         SECTION 5.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except for (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) investments constituting capital expenditures permitted under Section 5.2 above,
(c) loans made to employees in respect of the payment of the exercise price upon the exercise of options under Borrower's stock option plans and of any federal and/or state income tax withholding obligations arising out of such exercises,
(d) other loans to employees of Borrower not to exceed an aggregate principal amount of $1,000,000, (e) investments consisting of stock ownership by Borrower of the outstanding capital stock of Day Runner de Mexico not to exceed an aggregate principal amount of $1,000,000, (f) investments in new Subsidiaries,
(g) loans or advances to from and among Subsidiaries and Borrower evidenced by promissory notes not to exceed an aggregate principal amount of $8,000,000 at any time outstanding, (h) investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, and (i) investments in cash, cash equivalents and investment grade securities made for cash management purposes in the ordinary course of business.

         SECTION 5.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's or any Subsidiary's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's or any Subsidiary's stock now or hereafter outstanding other than (a) dividends or distributions by Borrower in cash in an aggregate amount not to exceed $200,000 during any fiscal year, (b) dividends or distributions by any Subsidiary of Borrower to Borrower or any other Subsidiary of Borrower, (c) dividends payable solely in capital stock or rights to purchase capital stock and (d) repurchases by Borrower of Borrower's common stock as described in that certain Consent and Waiver dated as of August 26, 1997 executed by Bank. As used above, the term "acquire" shall not apply to the original acquisition by Borrower or any Subsidiary of the stock of any Target in connection with any Acquisition permitted hereunder.

         SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of its assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank,
(b) any other pledges of assets which are existing as of, and disclosed to Bank in writing prior to the date hereof, (c) any of the foregoing that relate to indebtedness described in Section 5.4(c) above, provided that such liens extend only to the property financed, (d) any of the foregoing by any Subsidiary to secure indebtedness of such Subsidiary permitted by the terms of Section 5.4(c),and (e) "Other Permitted Liens" (as defined below). "Other Permitted Liens" means (i) liens for taxes, assessments or governmental charges the payment of which is not at the time delinquent; (ii). statutory liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, provided provision is made to the satisfaction of Bank for eventual payment thereof in the event it is found that the same is an obligation of Borrower; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, government contracts, and other similar obligations, (exclusive of obligations for the payment of borrowed money); (iv) any attachment or judgment lien, unless the judgment it secures (A) shall not, within 15 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, provided provision is made to the satisfaction of Bank for eventual payment thereof in the event it is found that the same is an obligation of Borrower, or
(B) shall be in effect and a period of 10 days or less remains prior to any proposed sale thereunder; (v) easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property which do not in the aggregate materially interfere with or impair the operation of such property for the purposes for which it is or may reasonably be expected to be used; and (vi) any interest or title of a lessor under any existing lease of personal property where Borrower or any of its Subsidiaries is lessee (including any extensions and renewals thereof) and any other lease of personal property permitted under Section 5.3 of this Agreement.

                                   ARTICLE VI
                                EVENTS OF DEFAULT


         SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

         (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

         (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower under this Agreement shall prove to be false, incorrect or incomplete in any material respect when furnished or made.

         (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from notice to Borrower from Bank of the same.

         (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank, in a principal amount greater than $300,000.00, which default or defined event of default results in acceleration of such debt or permits the holder of such debt or the obligee of such liability to accelerate the maturity thereof or to exercise any other remedy against Borrower in connection therewith.

         (e) Any default (subject to any applicable notice and grace periods) in the payment or performance of any obligation, or any defined event of default, under any of the Loan Documents other than this Agreement.

         (f) The filing of a notice of judgment lien against Borrower; or the recording of any abstract of judgment against Borrower in any county in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower, in each case which are not paid, fully bonded, dismissed or stayed within 15 days; provided that the foregoing provisions of this Section 6.1(f) shall not apply to judgments, attachments, levies or claims involving less than $300,000.00.

         (g) Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

         (h) The dissolution or liquidation of Borrower; or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower.

         SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank in connection with each of the Loan Documents may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                   ARTICLE VII
                                  MISCELLANEOUS


         SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

         SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

         BORROWER:         DAY RUNNER, INC.
                                    15295 Alton Parkway
                                    Irvine, California  92718
                                    Attn: Chief Financial Officer
                                    Telephone:  (714) 680-3500
                                    Facsimile: (714) 441-4848

         BANK:             WELLS FARGO BANK, NATIONAL ASSOCIATION
                                    Los Angeles Commercial Banking Group
                                    333 South Grand Avenue, Third Floor
                                    Los Angeles, California  90071
                                    Attn: Day Runner Account Officer
                                    Telephone: (213) 253-6208
                                    Facsimile: (213) 687-3501

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

         SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with
(a) the negotiation and preparation of this Agreement and each other of the Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

         SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, but subject to Section 7.11, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit extended by Bank to Borrower, Borrower or its business, any Subsidiary or the business of such Subsidiary, or if applicable, any collateral required hereunder.

         SECTION 7.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and each other of the Loan Documents constitute the entire agreement between Borrower and Bank with respect to any extension of credit by Bank subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

         SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

         SECTION 7.7.TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

         SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         SECTION 7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

         SECTION 7.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


         SECTION 7.11. CONFIDENTIALITY. Bank agrees (and any assignee of all or part of Bank's interests hereunder and any holder of a participation interest in the Line of Credit Note shall be required) to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to legal counsel and accountants for Borrower or Bank; (b) to other professional advisors to Borrower or Bank; provided that the recipient has been informed in advance of the confidential nature of such information; (c) to regulatory officials having jurisdiction over Bank; (d) as required by law or legal process or in connection with any legal proceeding or litigation involving Bank and Borrower or any affiliate of Borrower; and (e) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of Bank's interests hereunder or a participation interest in the Line of Credit Note, provided that the recipient has been informed in advance of the confidential nature of such information. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any governmental agency or authority and available to the public,
(ii) information previously published in any public medium from a source other than, directly or indirectly, Bank, and (iii) information previously disclosed by Borrower to any person or entity not associated with Borrower without a confidentiality agreement or obligation substantially similar to this Section
7.11. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of Bank to Borrower or its Subsidiaries.

         SECTION 7.12.     ARBITRATION.

         (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

         (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan
Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.

         (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

         (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

         (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

         (f) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

         (g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.



                                                    WELLS FARGO BANK,
DAY RUNNER, INC.                                    NATIONAL ASSOCIATION


By: ______________________                          By: _______________________

Title: _____________________                      Title: ______________________

                          REVOLVING LINE OF CREDIT NOTE


$15,000,000.00                                           Los Angeles, California
                                                                February 1, 1998


         FOR VALUE RECEIVED, the undersigned, DAY RUNNER, INC., a Delaware corporation ("Borrower"), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Los Angeles RCBO, 333 South Grand Avenue, Third Floor, Los Angeles, California 90071, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

         As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

         (a) "Applicable LIBOR Margin" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:



                              Applicable
                              Pricing Level           Margin
                              ----------------------- --------------

                              I                         75.00
                              ----------------------- --------------

                              II                       100.00
                              ----------------------- --------------


                              III                      125.00
                              ----------------------- --------------

         (b) "Applicable Pricing Level" means, for each Pricing Period, the pricing level set forth below opposite Borrower's Funded Debt to EBITDA Ratio as of the last day of the fiscal quarter most recently ended prior to the commencement of that Pricing Period, as reported in the quarterly financial statements of Borrower provided to Bank pursuant to Section 4.3(b) of the Credit Agreement, in each case subject to adjustment based on prior period adjustments made pursuant to generally accepted accounting principles:


           Pricing Level           Funded Debt To EBITDA Ratio
           ----------------------- ---------------------------


           I                       Less than 0.75 to 1.00
           ----------------------- ---------------------------------------------
           II                      Greater than or equal to 0.75 to 1.00 but
                                   less than 1.25 to 1.00
           ----------------------- ---------------------------------------------

           III                     Greater than or equal to 1.25 to 1.00
           ----------------------- ---------------------------------------------

provided that if Borrower fails to deliver its financial statements as required by Section 4.3(b) of the Credit Agreement prior to the commencement of such Pricing Period, then until such financial statements are delivered, the Applicable Pricing Level for that Pricing Period shall be Pricing Level III.

         (c) "Applicable Prime Rate Margin" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:


                              Applicable
                              Pricing Level           Margin
                              ----------------------- --------------
                              I                       -1.00
                              ----------------------- --------------

                              II                      -0.75
                              ----------------------- --------------

                              III                     -0.50
                              ----------------------- --------------

         (d) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

         (e) "Credit Agreement" means that certain Credit Agreement dated as of February 1, 1998 between Borrower and Bank, as amended, modified or supplemented from time to time.

         (f) "Fixed Rate Term" means a period commencing on a Business Day and continuing for one (1), two (2), three (3) or six (6) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Hundred Thousand Dollars ($100,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

         (g) "Funded Debt to EBITDA Ratio" shall have the meaning specified for such term in the Credit Agreement.

         (h) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of l%) and determined pursuant to the following formula:

                  LIBOR =                       Base LIBOR
                                    ------------------------------------
                                    100% - LIBOR Reserve Percentage

                  (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate, including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

                  (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

         (i) "Pricing Period" means, as applicable, (a) the period commencing on the date of this Note and ending on February 15, 1998, (b) the period commencing on each February 16 and ending on the next following May 15, (c) the period commencing on each May 16 and ending on the next following August 15, (d) the period commencing on each August 16 and ending on the next following November 15, (e) the period commencing on each November 16 and ending on the next following February 15.

         (j) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate, one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

         (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either
(i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time plus the Applicable Prime Rate Margin, or (ii) at a fixed rate per annum determined by Bank to be LIBOR in effect on the first day of the applicable Fixed Rate Term plus the Applicable LIBOR Margin. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

         (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone, so long as, with respect to each LIBOR selection, (A) Bank receives written confirmation from Borrower not later than three (3) Business Days after such telephone notice is given, and
(B) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to Borrower at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

         (c)      Additional LIBOR Provisions.

                  (i) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, then (A) no new LIBOR option may be selected by Borrower, and (B) any portion of the outstanding principal balance hereof which bears interest determined in relation to LIBOR, subsequent to the end of the Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.
                  (ii) If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank (A) to make LIBOR options available hereunder, or (B) to maintain interest rates based on LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be cancelled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

                  (iii) If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

                  (A) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

                  (B) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

                  (C)      impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.
         (d) Payment of Interest. Interest accrued on this Note shall be payable on the 1st day of each month, commencing February 1, 1998.

         (e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2.00%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

         (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on February 1, 2000.

         (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of
(i) Dennis K. Marquardt or James Freeman, Jr. or Kevin Marquez or Mark Vidovich or Ravi Shan, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any account of Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

         (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

         (a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

         (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

                  (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

                  (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

                  (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

         This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

         (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

         (b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

DAY RUNNER, INC.,
 a Delaware corporation


By:_______________________

Title:______________________